August 26, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by USFS Funds Limited Duration Government
Fund and USFS Funds Tactical Asset Allocation Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of the USFS
Funds Limited Duration Government Fund and USFS Funds Tactical Asset
Allocation Fund dated June 30, 2013.  We agree with the statements concerning our Firm in such Form N-SAR under the heading "Change in
Independent Registered Public Accounting Firm".

Very truly yours,

PricewaterhouseCoopers LLP

Change of Independent Registered Public Accounting Firm.

On January 16, 2013, based on Audit Committee recommendations and approvals, the Board of Trustees of USFS Funds Trust voted to approve
Cohen Fund Audit Services, Ltd. as its new independent registered public accounting firm for the fiscal year ending December 31, 2013.
The USFS Funds Limited Duration Government Fund and USFS Funds Tactical
Asset Allocation Fund are the successors to like-named series of The
Advisors' Inner Circle Fund (the "Predecessor Funds") as a result of a reorganization of the Predecessor Funds into series of USFS Funds Trust.
PricewaterhouseCoopers LLP ("PWC") was the Predecessor Funds' independent registered public accounting firm prior to the reorganization.

PWC's reports on the Funds' financial statements for previous fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market
Street, Philadelphia, PA 19103-7042
T: (267) 330 3000, F:(267) 330 3300, www.pwc.com/us